FORM S-8

SECURITIES AND EXCHANGE COMMISSION

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTASYS CORPORATION

(Exact name of issuer as specified in its charter)

Province of Ontario (Canada) (State or jurisdiction of incorporation)	None (IRS Employer Identification No.)

388 St. Jacques Street West, 8th Floor, Montreal, Quebec, Canada             H2Y 1S1

(Address of Principal Executive Offices)                                         (Zip Code)

Intasys Corporation 1999 Stock Option Plan

(Full title of plan)

Daniel Bertrand, Vice President, Chief Financial Officer, 388 St. Jacques Street West, 8th Floor,

Montreal, Quebec, Canada H2Y 1S1

(Name and address of agent for service)

514-874-0888

(Telephone number, including area code, of agent for service)

With copies to:

Michael E. Storck, Esq., Blair & Roach, LLP, 2645 Sheridan Drive, Tonawanda, New York

(716-834-9181)

CALCULATION OF REGISTRATION FEE*
Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	480,000	$2.05	$984,000	$90.53

The approximate date of the proposed sale of securities offered hereby is on or after January 29, 2003.

*Computed in accordance with Rule 457(h).

Cross-Reference Sheet

          As required by Item 501(b) of Regulation S-K, the following sets forth the location of the disclosures required by Items 1 and 2 of Form S-8 in the Section 10(a) Prospectus prepared in accordance with Rule 428 promulgated under the Securities Act of 1933.

Form S-8 Item No.	Location in Section 10(a) Prospectus
1	Plan Information
2	Registrant Information and Employee Plan Annual Information

[Balance of page intentionally left blank]

PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          Item 3.     Incorporation of Documents by Reference

          The Company hereby incorporates by reference and makes a part of this registration statement the documents described in (a) - (b) below. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of filing of such documents.

(a)	The Company's Annual Report on Form 20-F for the period ended December 31, 2001, filed pursuant to Section 13(a) of the Exchange Act, and containing audited financial statements for that period; and
(b)	All other reports filed by the Company pursuant to Section 13(a) of the Exchange Act since December 31, 2001.

           Item 4.     Description of Securities

          COMMON STOCK

          There is no limitation on the number of shares of Common Stock, $.001 par value per share the Company is authorized to issue. As of January 24, 2003, there are 6,094,842 shares issued and outstanding of Common Stock. All shares of Common Stock outstanding are, and the shares offered hereby when paid for and issued will be, legally issued, fully paid and non-assessable. Holders of the Common Stock are entitled to one vote per share with respect to all matters that are required by Ontario, Canada law to be submitted to a vote of shareholders. Holders of Common Stock are not entitled to cumulative voting. This means that the holder(s) of more than fifty percent (50%) of the aggregate voting rights of the Company's securities can elect all of the directors of the Company. The Common Stock has no redemption, preemptive or sinking fund rights. Holders of the Common Stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefore. The Company has never paid any dividends on its Common Stock and intends, for the foreseeable future, to use earnings generated by the Company's operations to finance the Company's working capital and market expansion requirements. The Company, therefore, does not anticipate that any dividends will be paid to holders of Common Stock. In the event of liquidation, dissolution or winding up the Company, holders of Common Stock are entitled to share ratably in the amount available for distribution to the holders of Common Stock.

          Equity Transfer Services, Inc. of Toronto, Ontario, Canada acts as registrar and transfer agent for the Company's Common Shares.

          The Company's Common Stock is quoted on the NASDAQ Stock Market® - Small Cap Tier under the symbol "INTA" except for the period between July 13, 2001 to August 8, 2001 when the stock was quoted under the symbol "INTAD" due to the Company having consolidated its shares of common stock as of July 13, 2001. During the period August, 1996 to April 1999, the Company's shares were quoted under the symbol "INTAF."

          Effective April 22, 1999 the Company's Common Stock commenced trading on the third market segment of the Frankfurt and Berlin Stock Exchanges under the symbol "IYS."

           Item 5.     Interests of Named Experts and Counsel.

          N/A

           Item 6.     Indemnification of Directors and Officers

          As authorized under Ontario, Canada law, the Company has adopted in its Certificate of Incorporation and By-Laws broad indemnification and liability limiting provisions regarding its officers and directors, including limitations of liability for certain violations of the duty of care normally imposed upon officers and directors. Accordingly, under certain circumstances the stockholders of the Company will have more limited recourse against those individuals than would be the case in the absence of such provisions.

           Item 7.     Exemption from Registration Claimed.

          N/A

           Item 8.     Exhibits.

          The Company has filed the following as exhibits to this registration statement and has listed each by reference to the sequential subsection numbers of Regulation S-K, Item 601(b):

Exhibit Number	Item 601(b) Number	Description
5.1	5	Opinion of Goodmans Regarding Legality of Securities Registered
24.1	24	Consent of Goodmans (filed as part of Exhibit No. 5.1)
24.2	24	Consent of Pricewaterhouse Coopers LLP

           Item 9.     Undertakings.

           The undersigned Company hereby makes the following undertakings pursuant to Item 512 of Regulation S-K:

           (a)(1)     To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii)     To include any material information with respect to the plan and distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

          Provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b)     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, any filing of an employee benefit plan's annual report, if any, pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

           (e)     The undersigned Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of the Ontario Securities Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X promulgated by the United States Securities and Exchange Commission is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

           (h)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy in the Act and will be governed by the final adjudication of such issue.

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ottawa, Ontario, Canada, on this 27th day of January, 2003.

INTASYS CORPORATION

By: s/David Goldman
David Goldman Chairman and Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

January 27, 2003 Dated	s/David Goldman David Goldman, Director, Chairman and Chief Executive Officer (Principal Executive Officer)
January 27, 2003 Dated	s/Daniel Bertrand Daniel Bertrand, Vice President, and Chief Financial Officer (Principal Financial and Accounting Officer)
January 27, 2003 Dated	s/Claude E. Forget Claude E. Forget, Director (Outside)
January 27, 2003 Dated	s/Robert R. Wieczorek Robert R. Wieczorek, II, Director (Outside)
January 27, 2003 Dated	s/Irwin Kramer Irwin Kramer, Director (Outside)
January 27, 2003 Dated	s/Robert Raich Robert Raich, Director (Outside)
January 27, 2003 Dated	s/Sam Luft Sam Luft, Director (Outside)
January 27, 2003 Dated	s/David Schwarts Dr. David Schwarts (Outside)